                                                                   EXHIBIT 10.18

                               SUPPLY AGREEMENT

     This SUPPLY AGREEMENT (the "Agreement") is made and entered into as of December 31, 1997 by and among EKC TECHNOLOGY, INC., a California corporation ("EKC") and NANOPHASE TECHNOLOGIES CORPORATION, a Delaware corporation ("Nanophase") with reference to the following recitals:

                                   RECITALS

     A. Effective on the date hereof, Moyco Technologies, Inc. ("Moyco") and certain of its affiliates and EKC have entered into that certain Asset Purchase Agreement (the "Asset Purchase Agreement") and agreed to sell to EKC all of its CMP Assets (as defined in the Asset Purchase Agreement).

     B. Effective on the date hereof, Moyco and EKC have entered into that certain Interim Manufacturing Agreement whereby Moyco has agreed to manufacture for EKC certain CMP Products (as defined in the Asset Purchase Agreement) for an interim period.

     C. In connection with the Asset Purchase Agreement and with the express written consent of Nanophase, Moyco has assigned, or will assign, to EKC the supply contract by and between Moyco and Nanophase (the "Existing Supply Agreement") relating to Nanophase Particles (as defined below).

     D. It is understood that EKC has substantial experience in developing products for the semiconductor industry and obtaining the necessary qualifications therefor, and that the process of qualifying CMP Products (defined below) with semiconductor companies is a lengthy and expensive process that EKC would be unwilling to undertake without the assurances granted hereby.

     E. It is further understood that Nanophase has limited experience in developing a market application for CMP Products or obtaining the necessary qualifications from semiconductor companies with respect thereto.

     F. Accordingly, subject to the terms of this Agreement, Nanophase believes that it is in the best interest of fostering competition in the market for CMP Products for the right to use of Nanophase Particles in CMP Products to be granted to a single company in the business of marketing CMP Products.

     G. EKC and Nanophase believe it is in their respective best interests to amend and restate the Existing Supply Agreement as provided herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. AGREEMENT TO SUPPLY. Subject to the terms and conditions hereof, Nanophase agrees to sell and deliver to EKC such Nanophase Particles (as defined below) that EKC shall order for its use in the production and sale or use of products, chemicals, slurries, compounds or other materials which are in any way used or useful in chemical mechanical polishing ("CMP Activities"). Nanophase Particles shall mean those products described in EXHIBIT A hereto together with any improvements thereto and any new particles developed by or for Nanophase which are used or useful in chemical mechanical polishing.

     2. EXCLUSIVITY.

        (a) Subject to the terms and conditions of this Agreement, Nanophase agrees that without the express written consent of EKC, it shall not sell or deliver to any party other than EKC any Nanophase Particles which it has reason to believe, after investigation or advised by EKC, shall be used in any of the CMP Activities.

        (b) The parties hereto understand and agree that EKC shall not be precluded from obtaining, by purchase or otherwise, particles or abrasives for use in chemical mechanical polishing from suppliers other than Nanophase; except, however, before obtaining plasma produced particles for use in chemical mechanical polishing from other suppliers, EKC shall give Nanophase the first right of refusal to supply such plasma produced particles on no less favorable terms and conditions as the other supplier.

     3. TERM. This Agreement shall commence on January 1, 1998 and shall extend through and until December 31 2004, unless earlier terminated as provided in
Section 4 hereof.

     4. TERMINATION. Nanophase may terminate this Agreement upon thirty (30) days written notice to EKC following EKC's failure to meet the applicable Minimum Annual Purchase Threshold (set forth below); however, EKC shall have the right to cure such deficiency and avoid termination of this Agreement by submitting to Nanophase a prepaid order for the deficiency in the applicable Minimum Annual Purchase Threshold prior to the expiration of the 30-day notice period.


For each year during the term hereof, the Minimum Annual Purchase Threshold shall be as follows:


                                       Minimum Annual
                          Year         Purchase Threshold
                          ----         ------------------
                                        (000's omitted)
                          1998                $   50
                          1999                $  100
                          2000                $  250
                          2001                $  600
                          2002                $1,000
                          2003                $1,500
                          2004                $1,500

     5. TERMINATION OF EXCLUSIVITY. If EKC fails to purchase from Nanophase an amount of Nanophase Particles required to meet the applicable Minimum Annual Exclusivity Threshold (set forth below), then Nanophase may terminate its exclusivity obligation only as set forth in Section 2(a) hereof, upon thirty
(30) days written notice to EKC; however, EKC shall have the right to cure such deficiency and avoid the termination of Nanophase's exclusivity obligation by submitting to Nanophase a prepaid order in the amount of such deficiency prior to the expiration of the 30-day notice period. In the event the exclusivity obligation of Nanophase is so terminated, the remaining rights and obligations of this Agreement shall nevertheless remain in full force and effect unless terminated in accordance with Section 4 hereof.

     For each year during the term hereof, the Minimum Annual Exclusivity Threshold shall be as follows:

                                          Minimum Annual
                                       Exclusivity Threshold
                                       ---------------------
             Year                         (000's omitted)
             ----
             1998                         $   500 (1)
             1999                         $ 1,000
             2000                         $ 2,500
             2001                         $ 6,000
             2002                         $10,000
             2003                         $15,000
             2004                         $15,000

     6. TERMINATION OF SUPPLY MAINTENANCE OBLIGATION. If EKC fails to purchase from Nanophase an amount of Nanophase Particles required to meet the applicable supply maintenance obligation (set forth below), Nanophase may terminate its obligation to supply Nanophase Particles to EKC hereunder, except, however, Nanophase shall thereafter continue to be obligated to supply EKC with quantities of Nanophase Particles sufficient for EKC to satisfy all orders for CMP Products that EKC receives from its customer base existing at the time of such termination (the "Supply Maintenance Obligation"). Nanophase may terminate its

--------------------------------------------------------------------------------
(1) For purposes of the 1998 Minimum Exclusivity Threshold, Nanophase shall give credit to EKC for EKC's purchase, pursuant to the Asset Purchase
Agreement, of $250,000 of Nanophase Particles from Moyco.

obligation to supply Nanophase Particles other than to EKC's existing customers base upon thirty (30) days written notice to EKC following EKC's failure to meet the applicable Minimum Supply Maintenance Threshold (set forth below); however, EKC shall have the right to cure such deficiency and avoid such termination by submitting to Nanophase a prepaid order for the deficiency in the applicable Minimum Supply Maintenance Threshold prior to the expiration of the 30-day notice period.

     For each of the years during the term hereof, the Minimum Supply Maintenance Threshold shall be as follows:

                                          Minimum Annual
                                       Maintenance Threshold
                                       ---------------------
             Year                         (000's omitted)
             ----
             1998                            $  250 (2)
             1999                            $  500
             2000                            $1,250
             2001                            $3,000
             2002                            $5,000
             2003                            $7,500
             2004                            $7,500

     7. TECHNICAL SERVICE. Nanophase shall provide EKC with customer and technical support and related research, with respect to Nanophase Particles and CMP products containing Nanophase Particles. The scope and level of such technical support and related research shall be established by mutual agreement of the parties prior to the beginning of each year that this Agreement is in effect. The parties shall also mutually agree prior to each year this Agreement is in effect the extent to which, if any, EKC shall fund such technical support and related research, except, however, EKC and Nanophase agree that EKC shall pay to Nanophase $100,000 for technical support and related research in calendar year 1998, such amount to be payable in quarterly installments of $25,000 each. Such technical support and related research shall include, but be not limited to (i) customer technical presentations, (ii) customer technical support

--------------------------------------------------------------------------------
(2) For purposes of meeting the 1998 Minimum Supply Maintenance Threshold, Nanophase shall give credit to EKC for EKC's purchase of $250,000 of Nanophase Particles from Moyco.

activities, (iii) hosting visits by EKC customers and prospective customers at Nanophase's facilities, and (iv) provide such other reasonable support requested by EKC. Nanophase agrees to provide competent, qualified personnel, facilities and material to perform the technical support and related research required by this Section 7.

     8. ORDERS. On or before the 15th day of each month during the term hereof, EKC shall submit to Nanophase a schedule of its anticipated requirements of Nanophase Particles for the succeeding four (4) months (each a "Monthly Schedule"). It is agreed that EKC's anticipated requirements of Nanophase Particles as set forth on the Monthly Schedule for the first and second succeeding months shall be deemed an irrevocable purchase order and the anticipated requirements for the third and fourth succeeding months shall be deemed non-binding estimates. Notwithstanding the foregoing, EKC shall not be required to submit a Monthly Schedule to Nanophase before June 15, 1998.

     9. PRICE. The initial prices for Nanophase Particles to be supplied to EKC under this Agreement are set forth on Exhibit "A" attached hereto. Nanophase agrees not to increase such prices prior to January 1, 2000 and that any proposed price changes thereafter shall not be effective for any quarter unless Nanophase has given EKC ninety (90) days prior written notice of proposed price changes prior to the first day of such quarter. For example, in order for a proposed price change to be effective on January 1, 2000, written notice thereof shall have to be given to EKC no later than October 2, 1999.

     10. PAYMENT. Payment for Nanophase Particles shall be due within thirty
(30) days of delivery of such Nanophase Particles to a suitable common carrier F.O.B. Nanophase's domestic Plant.

     11. Specifications, Warranty, etc. Nanophase agrees that all Nanophase Particles supplied to EKC pursuant hereto shall meet the specifications set forth on Exhibit "A" hereto.

     12. SHIPMENT. The Nanophase Particles shall be shipped F.O.B. Nanophase's domestic Plant via a common carrier reasonably suitable to EKC and title and risk of loss with respect thereto shall pass to EKC at the FOB point.

     13. NON-EXCLUSIVE LICENSE. If Nanophase fails to perform any of its material obligations hereunder and such failure has not been cured within sixty (60) days following written notice from EKC, in addition to any other rights and remedies EKC may have, then Nanophase shall grant to EKC, at commercially reasonable royalty rates, a non-exclusive license to manufacture Nanophase Particles for use in CMP Products. In that event Nanophase shall promptly supply to EKC any and all trade secrets, know-how, manufacturing information, documents, software, databases or other information used or which may be used in the manufacture of Nanophase Particles. EKC reserves the right to offset against such royalties otherwise due and payable to Nanophase any claims, damages, expenses or losses it suffered as a result of Nanophase's failure to perform its obligation hereunder.

     14. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by written notice hereunder, and shall be either (i) delivered by hand, (ii) made by telex or facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid:

     If to Nanophase:           Nanophase Technology Corporation
                                453 Commerce Street
                                Burr Ridge,IL 60521
                                ATTN: Vice President, Marketing
                                Phone: (630) 323-1200
                                Fax: (630) 323-1221
     With copy to:


     If to EKC:                 EKC Technology, Inc.
                                2520 Barrington Court
                                Hayward, California 94545
                                ATTN: President

                                Phone: (510) 784-9105
                                Fax: (510) 784-9182


     With a copy to:            ChemFirst Inc.
                                700 North Street
                                Jackson, MS 39202
                                ATTN: General Counsel
                                Phone: (601)948-7550
                                Fax: (601) 949-0292

All notices, requests, consents and other communication hereunder shall be deemed effective (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

     15. ENTIRE AGREEMENT. This Agreement together with the Exhibits hereto (the "Documents") embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

     16. MODIFICATIONS AND AMENDMENTS. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power of remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

     17. ASSIGNMENT. Neither this Agreement, nor any right or obligation hereunder, may be assigned by any of the parties hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld.

     18. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

     19. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Illinois, without giving effect to the conflict of law principles thereof.

     20. SEVERABILITY. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

     21. HEADINGS AND CAPTIONS. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

     22. EXPENSES. Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

     23. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     24. ALTERNATE DISPUTE RESOLUTION. If a dispute arises concerning or related to this Agreement, it is the express intent of the parties hereto that they commit to enter into good faith efforts to resolve the dispute at a meeting or meetings in which a senior official or officials with decision making power shall participate. The purposes of such negotiations will be an honest effort to allow the parties an opportunity to determine if the dispute is resolvable prior to expensive and lengthy litigation. The parties shall have complete discretion as to what procedure shall be used and what agenda shall be discussed.

     Any such negotiation or series of negotiations shall be held as confidential by all parties and the parties hereto do commit themselves that they shall not disclose either the existence of such proceedings or the content thereof. Any participation in or initiation of such discussions shall not be deemed to be an admission of liability and no statement made or provided in or related to such negotiations shall be construed as a statement against interest or otherwise disclosed or used in any proceeding involving the parties.

     The parties commit to commence these negotiations prior to litigation being filed (except for injunctive proceedings); but in no event shall they commence later than four (4) months after litigation is filed. If a party declines to participate, the other party may request the Court to grant a stay of the litigation (except for injunctive relief) while the parties attempt to settle the litigation through this negotiation method, and the party declining to participate agrees not to oppose such a stay.

     25. TERMINATION OF EXISTING SUPPLY AGREEMENT. The parties hereby terminate, without further liability to either party, that certain Purchase and Distribution Agreement effective February 27, 1997 as amended and that certain Marketing Agreement dated August 29, 1996 by and between Moyco Technologies, Inc. and Nanophase, which agreements were assigned by Moyco to EKC as of December 31, 1997, and the rights and obligations of Nanophase and EKC with respect to the supply of Products shall be solely governed by this Supply Agreement.

     IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the day and year first above written.


                                          EKC TECHNOLOGY, INC.

                                          By: /s/ SIGNATURE
                                             -------------------------------

                                          Title:
                                                ----------------------------


                                          NANOPHASE TECHNOLOGIES CORPORATION

                                          By: /s/ Donald J. Freed
                                             -------------------------------

                                          Title: VP, Marketing
                                                ----------------------------

                                 EXHIBIT "A"



                            PART A: PRICE SCHEDULE

Price per kilogram, FOB NTC Plant


NanoTek(R) Aluminum Oxide per specification      A(1)      $50.00

NanoTek(R) Cerium Oxide per specification        A(2)      $70.00


                       PART B: PARTICLE SPECIFICATIONS

Al. NanoTek Aluminum Oxide:

Free flowing, white powder manufactured by Physical Vapor Synthesis under one or more of U.S. Patents 5,128,081, 5,320,800, 5,460,701, 5,514,349, 4,482,134,
4,642,207, 4,689,075, 4,889,665, 4,610,718 and 4,732,369, and having the following attributes:

Crystal Phase                   Gamma
                                    2    +     2
Surface Area (BET)              45 m /gm - 15 m /gm
Chemical Purity (assay)         >99.6%


A2. NanoTek Cerium Oxide:

Free flowing, pale yellow powder manufactured by Physical Vapor Synthesis under one or more of U.S. Patents 5,128,081, 5,320,800, 5,460,701, 5,514,349,
4,482,134, 4,642,207, 4,689,075, 4,889,665, 4,610,718 and 4,732,369, and
having the following attributes:

Crystal Phase                   Gamma
                                    2   +      2
Surface Area (BET)              80 m gm - 10 m /gm
Chemical Purity (assay)         >99.6%








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